EXHIBIT 5

                              BAKER
                                &
                          HOSTETLER LLP
                    3200 National City Center
                      1900 East 9th Street
                    Cleveland, Ohio 44114-3435
                (216) 621-0200   Fax (216) 696-0740


                        March 17, 1997


Outback Steakhouse, Inc.
550 North Reo Street, Suite 200
Tampa, FL  33609

          Re:  Registration Statement on Form S-3

Gentlemen:

     As counsel for Outback Steakhouse, Inc., a Delaware corporation (the "Company"), we are familiar with the Company's Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 330,646 shares of the Company's Common Stock, $.01 par value (the "Shares"), all of which Shares are being offered for the account of certain selling stockholders named in the Registration Statement.

     In connection with the foregoing, we have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company, and such records of the corporate proceedings of the Company and such other documents as we have deemed necessary to render this opinion.

     Based upon the foregoing examination, we are of the opinion that the Shares are legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus which constitutes a part of the Registration Statement.

                              Very truly yours,


                              /s/ Baker & Hostetler LLP